PRESS RELEASE

Columbia Equity Trust, Inc. [Logo]	1750 H Street, NW Suite 500 Washington, D.C. 20006 Tel (202) 303 — 3080

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Columbia Equity Trust, Inc. Announces $35.0 Million Acquisition

Washington, D.C., September 29, 2005 – Columbia Equity Trust, Inc. (NYSE:COE) announced today that it acquired Park Plaza II, an approximate 126,500 square foot, Class A office building in North Rockville, Maryland for a purchase price of $35.0 million.

Constructed in 2001, Park Plaza II is one of the highest quality buildings in the North Rockville/Shady Grove market, located approximately one-half mile from Interstate 270 and adjacent to King Farm, a premier 430 acre mixed use development. The property is 100% leased to a roster of quality tenants which include Institutional Shareholder Services (approximately 43%), SI International (19%) and Opus East (16%). There is no significant lease roll-over for the next six years. The property is being acquired subject to a ground lease with a remaining term, including options, of 71 years.

The acquisition was funded 100% with proceeds raised through the Company’s initial public offering which closed on July 5, 2005. Park Plaza II is expected to generate a first-year net operating income-to-purchase price return (cash basis) of approximately 7.4%. Park Plaza II was acquired in a privately negotiated transaction.

About Columbia Equity Trust, Inc.

Columbia is a self-advised, self-managed Maryland corporation focused on the acquisition, development, renovation, repositioning, ownership, management and operation of commercial office properties located predominantly in the Greater Washington, D.C. area. For additional information please visit our web site at http://www.columbiareit.com.

Forward Looking Statements

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of its business plan; financing risks; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or the office industry in particular. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. For a further discussion of these and other factors that could impact the Company’s future results, performance, achievements or transactions, see the documents filed by the Company from time to time with the Securities and Exchange Commission, and in particular the section titled, “Risk Factors” in the Company’s prospectus.

Contact

Columbia Equity Trust, Inc.

John Schissel
Chief Financial Officer
202-303-3080